Exhibit 10.5
Dated 16 October 2007
as novated, amended and restated on March 2010
GRAND VICTORIA PTE. LTD.
as Borrower
- and -
WESTLB AG, LONDON BRANCH
as Lender

LOAN AGREEMENT

relating to a term loan facility of up to $27,500,000
to refinance the Borrower’s existing indebtedness secured on the Borrower’s approximately 75,966 metric tons deadweight
bulk carrier named “GRAND VICTORIA”
WATSON, FARLEY & WILLIAMS
Piraeus

INDEX

Clause		Page
1	INTERPRETATION	1

2	FACILITY	12

3	DRAWDOWN	12

4	INTEREST	12

5	INTEREST PERIODS	14

6	DEFAULT INTEREST	14

7	REPAYMENT AND PREPAYMENT	15

8	CONDITIONS PRECEDENT	17

9	REPRESENTATIONS AND WARRANTIES	18

10	GENERAL UNDERTAKINGS	20

11	CORPORATE UNDERTAKINGS	22

12	INSURANCE	23

13	SHIP COVENANTS	28

14	SECURITY COVER	32

15	PAYMENTS AND CALCULATIONS	33

16	APPLICATION OF RECEIPTS	34

17	APPLICATION OF EARNINGS	35

18	EVENTS OF DEFAULT	35

19	FEES AND EXPENSES	38

20	INDEMNITIES	39

21	NO SET-OFF OR TAX DEDUCTION	41

22	ILLEGALITY, ETC	41

23	INCREASED COSTS	42

24	SET-OFF	43

25	TRANSFERS AND CHANGES IN LENDING OFFICES	44

26	VARIATIONS AND WAIVERS	44

Clause		Page
27	NOTICES	45

28	SUPPLEMENTAL	46

29	LAW AND JURISDICTION	46

EXECUTION PAGE		48

SCHEDULE 1 DRAWDOWN NOTICE		49

SCHEDULE 2 CONDITION PRECEDENT DOCUMENTS		50

SCHEDULE 3 MANDATORY COST FORMULA		53

THIS AGREEMENT originally made on 16 October 2007 as novated, amended and restated by a Deed of Novation, Amendment and Restatement (as defined below)
BETWEEN:
(1)	GRAND VICTORIA PTE. LTD., a company incorporated in Singapore whose registered office is at 112 Robinson Road, #12-02, Robinson 112, Singapore (068902) (the “Borrower”); and

(2)	WESTLB AG, LONDON BRANCH a company incorporated in Germany, having its registered office at Herzogstrasse 15 in 40217 Duesseldorf, Germany and acting through its branch at Woolgate Exchange, 25 Basinghall Street, London EC2V 5HA, England (the “Lender”).
BACKGROUND
The Lender has agreed to make available to the Borrower a term loan facility of up to the lesser of (i) $27,500,000 and (ii) 100 per cent. of the Initial Market Value of the Ship for (a) the purpose of refinancing the Borrower’s Existing Indebtedness secured on the Ship and (b) any other purpose as the Lender may, in its absolute discretion, agree with the Borrower in writing.
IT IS AGREED as follows:
1	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5 in this Agreement:

“Account Pledges” means, together, the Earnings Account Pledge and the Holding Account Pledge and, in the singular, means either of them;

“Approved Broker” means each of Arrow Sale & Purchase (UK) Ltd., H. Clarkson & Company Limited, Fearnley AS, Platou Shipbrokers A.S., Simpson, Spence & Young Shipbrokers Limited or any other independent sale and purchase shipbroker as may be approved by the Lender from time to time and in the plural means all of them;

“Approved Charter” means:
(a)	the time charterparty in relation to the Ship dated 21 October 2009 and entered into between the Borrower as owner and AWB Geneva S.A. as charterer for a period of about 12 months commencing as from 22 November 2009 at a daily net charter hire rate of $18,000; and

(b)	any other time charterparty in relation to the Ship for a term of at least 12 months in form and on terms and conditions and entered into with a charterer in all respects acceptable to the Lender;
“Approved Manager” means Newfront Shipping S.A., a corporation incorporated in the Republic of Panama whose registered office is at HSBC Building, Samuel Lewis Avenue, Panama, City of Panama, Republic of Panama acting through its office at 83 Akti Miaouli & Flessa Street, Piraeus 185 38, Greece or any other company which the Lender may approve from time to time as the manager of the Ship;

“Approved Manager’s Undertaking” means a letter of undertaking executed by the Approved Manager in favour of the Lender in the terms required by the Lender agreeing certain matters in relation to the Approved Manager serving as the manager of the Ship and subordinating the rights of the Approved Manager against the Ship and the Borrower to the rights of the Lender under the Finance Documents in such form as the Lender may approve or require;

“Availability Period” means the period commencing on the date of this Agreement and ending on 30 April 2010 (or, such later date as the Lender may agree with the Borrower) or if earlier, the date on which the Loan is fully drawn or the Lender’s obligation to make the Loan is cancelled or terminated;

“Balloon Instalment” has the meaning given in Clause 7.1(b);

“Bond” means the US$145,000,000 principal amount of 7 per cent. senior unsecured convertible notes due 2015 issued by Aries Maritime Transport Ltd. (renamed as Newlead Holdings Ltd.);

“Business Day” means a day on which banks are open in London, Athens, Piraeus and Düsseldorf and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“Charterparty Assignment” means, in relation to the Ship, an assignment of the rights of the Borrower under any Approved Charter executed or to be executed by the Borrower in such form as the Lender may approve or require;

“Contractual Currency” has the meaning given in Clause 20.4;

“Corporate Guarantee” means the guarantee of the obligations of the Borrower under this Agreement and the Finance Documents to which it is a party, executed or (as the context may require) to be executed by the applicable Corporate Guarantor in favour of the Lender in such form as the Lender may approve or require;

“Corporate Guarantor” means, subject to Clause 10.19, Grandunion or, as the case may be, Newlead;

“Deed of Covenant” means a deed of covenant collateral to the Mortgage executed or to be executed by the Borrower in favour of the Lender in such form as the Lender may approve or require;

“Deed of Novation, Amendment and Restatement” means the deed of novation, amendment and restatement dated March 2010 and made between (inter alios) (i) the Borrower as new borrower and (ii) the Lender setting out the terms and conditions upon which this Agreement shall be novated, amended and restated;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means the date requested by the Borrower for the Loan to be advanced, or (as the context requires) the date on which the Loan is actually advanced;

“Drawdown Notice” means a notice in the form set out in Schedule 1 (or in any other form which the Lender approves or reasonably requires);

“Earnings” mean all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower and which arise out of the use or operation of the Ship, including (but not limited to):
(a)	all freight, hire and passage moneys, compensation payable to the Borrower in the event of requisition of the Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship;

(b)	all moneys which are at any time payable under Insurances in respect of loss of earnings; and

(c)	if and whenever the Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) are pooled or shared with any other person (which may only be effected with the prior consent of the Lender in accordance with Clause 13.15), that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship;
“Earnings Account” means an account in the name of the Borrower with the Lender in Duesseldorf designated “Grand Victoria Pte. Ltd. — Earnings Account”, or any other account (with that or another office of the Lender) which is designated by the Lender as the Earnings Account for the purposes of this Agreement;

“Earnings Account Pledge” means a pledge in respect of the Earnings Account executed or to be executed by the Borrower in favour of the Lender in such form as the Lender may approve or require;

“Environmental Claim” means:
(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident, and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means:
(a)	any release of Environmentally Sensitive Material from the Ship; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than the Ship and which involves a collision between the Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Ship and/or the Borrower who owns the Ship and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from the Ship and in connection with which the Ship is actually or potentially liable to be arrested and/or where the Borrower who owns the Ship and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;
“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default” means any of the events or circumstances described in Clause 18.1;

“Existing Indebtedness” means the Financial Indebtedness owed on the Drawdown Date by (inter alios) the Borrower to Scotia Bank Europe Plc. pursuant to a loan agreement dated 14 March 2007 made between the Borrower and two other companies as joint and several borrowers and Scotia Bank Europe Plc.;

“Finance Documents” means:
(a)	this Agreement;

(b)	the Deed of Novation, Amendment and Restatement;

(c)	the Account Pledges;

(d)	the Corporate Guarantee;

(e)	the Mortgage;

(f)	the Deed of Covenant;

(g)	the General Assignment;

(h)	the Shares Pledge Option Agreement;

(i)	the Indemnity and Undertaking;

(j)	any Charterparty Assignments; and

(k)	any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower, the Corporate Guarantor or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lender under this Agreement or any of the other documents referred to in this definition;
“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:
(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

“General Assignment” means a general assignment of the Earnings, the Insurances and any Requisition Compensation in such form as the Lender may approve or require;

“Grandunion” means Grandunion Inc., a corporation incorporated and existing under the laws of the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH 96960, Republic of the Marshall Islands;

“Group” means the Borrower, the applicable Corporate Guarantor, the Approved Manager and all other shipping companies in the same beneficial ownership as the Borrower and/or belonging to the same holding company structure (as the case may be) and their subsidiaries and “member of the Group” shall be construed accordingly;

“Holding Account” means an account in the name of the Borrower with the Lender in Duesseldorf (or any other office of the Lender) which is designated by the Lender in writing as the Holding Account for the purposes of this Agreement;

“Holding Account Pledge” means a pledge in respect of the Holding Account executed or to be executed by the Borrower in favour of the Lender in such form as the Lender may approve or require;

“Indemnity and Undertaking” means the indemnity and undertaking to be executed by each Corporate Guarantor in favour of the Lender in such form as the Lender may approve or require and, in the plural means both of them;

“Initial Market Value” means, in relation to the Ship, its Market Value determined in accordance with the valuations referred to at paragraph 5 of Schedule 2, Part B;

“Insurances” means:
(a)	all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, which are effected in respect of the Ship, her Earnings or otherwise in relation to her; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;
“Interest Period” means a period determined in accordance with Clause 5;
“ISM Code” means:
(a)	‘The International Management Code for the Safe Operation of Ship and for Pollution Prevention’, currently known or referred to as the ‘ISM Code’, adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4 November 1993 and incorporated on 19 May 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)	all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the ‘Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations’ produced by the International Maritime Organisations pursuant to Resolution A.788(19) adopted on 25 November 1995, as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” includes, in relation to the Ship:
(a)	the document of compliance (DOC) and safety management certificate (SMC) issued pursuant to the ISM Code in relation to the Ship within the periods specified by the ISM Code; and

(b)	all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Lender may require; and

(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain the Ship’s compliance or the compliance of the Borrower, with the ISM Code which the Lender may require;
“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation Assembly as Resolutions A.741 (18) and A.788 (19), as the same may be amended or supplemented from time to time (and the terms “Safety Management System”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);
“ISM SMS” means the safety management system for the Ship which is required to be developed, implemented and maintained under the ISM Code;
“ISPS Code” means the “International Code for the Security of Ships and of Port Facilities” as adopted on 12 December 2002 by resolution 2 of the Conference of Contracting Governments to the International Convention for the Safety of Life at Sea, 1974;
“Lender” means WestLB AG, London Branch acting through its branch at Woolgate Exchange, 25 Basinghall Street, London EC2V 5HA, England;
“LIBOR” means, for an Interest Period, the rate per annum determined by the Lender to be the rate at which deposits in Dollars are offered to the Lender by leading banks in the London Interbank Market at the Lender’s request at or about 11.00 am (London time) on the Quotation Date for that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it;
“Loan” means the principal amount for the time being outstanding under this Agreement;
“Major Casualty” means, any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $1,000,000 or the equivalent in any other currency;
“Mandatory Cost” means the percentage rate per annum calculated by the Lender in accordance with Schedule 3;
“Margin” means, subject to the proviso below:
(a)	at any time when the Ship is not subject to an Approved Charter and the Security Cover Ratio is less than 125 per cent., 3.25 per cent. per annum;

(b)	at any time when the Ship is subject to an Approved Charter and the Security Cover Ratio is less than 125 per cent., 3 per cent. per annum;

(c)	at any time when the Ship is not subject to an Approved Charter and the Security Cover Ratio is equal to or greater than 125 per cent, 2.75 per cent. per annum; and

(d)	at any time when the Ship is subject to an Approved Charter and the Security Cover Ratio is equal to or greater than 125 per cent., 2.50 per cent. per annum,
Provided that at any time when the Corporate Guarantor (a) is in breach of the financial covenants in clause 11.15 of the Corporate Guarantee (as evidenced by the most recent compliance certificate provided pursuant to clause 11.16 of the Corporate Guarantee) or (b) fails to provide a compliance certificate pursuant to clause 11.16 of the Corporate Guarantee, 3.25 per cent. per annum;
“Market Value” means the market value of the Ship determined in accordance with Clause 14.4;
“Mortgage” means the first priority Singapore statutory ship mortgage on the Ship to be executed by the Borrower in favour of the Lender in such form as the Lender may approve or require;
     “Negotiation Period” has the meaning given in Clause 4.6;
“Newlead” means Newlead Holdings Ltd., a company incorporated and existing under the laws of Bermuda whose registered office is at Canon’s Court, 22 Victoria Street, Hamilton, Bermuda;
“Payment Currency” has the meaning given in Clause 20.4;
“Pertinent Document” means:
(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 12 or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)	any document which has been or is at any time sent by or to the Lender in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);
“Pertinent Jurisdiction”, in relation to a company, means:
(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above;
“Pertinent Matter” means:
(a)	any transaction or matter contemplated by, arising out of, or connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a), and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;
“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period;
“Related Company” of a person means any subsidiary of such person, any company or other entity of which such person is a subsidiary and any subsidiary of any such company or entity;
“Relevant Person” means the Borrower, the Corporate Guarantor, the Approved Manager, any member of the Group, the Borrower’s Related Companies, any other Security Party and any other Security Party’s Related Company;
“Repayment Date” means a date on which a repayment is required to be made under Clause 7;
“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;
“Secured Liabilities” means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;
“Security Cover Ratio” means the ratio (expressed as a percentage) which is determined, at any time, by comparing the aggregate of the amounts referred to in paragraphs (a) and (b) of Clause 14.1 to the Loan;
“Security Interest” means:
(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;
“Security Party” means the Borrower, the applicable Corporate Guarantor, the Approved Manager and any other person who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents”;
“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Lender notifies the Borrower and the Security Parties that:
(a)	all amounts which have become due for payment by the Borrower or any other Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither the Borrower nor any other Security Party has any future or contingent liability under Clause 19, 20 or 21 or any other provision of this Agreement or another Finance Document; and

(d)	the Lender does not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;
“Shares Pledge Option Agreement” means, in relation to the Borrower, an agreement to create a pledge of all the shares of that Borrower at the option of the Lender, to be executed at the same time as the Corporate Guarantee to be executed by Newlead in favour of the Lender by Newlead as shareholder, in such form as the Lender may approve or require;
“Ship” means the 2002-built Panamax bulk carrier of approximately 75,966 metric tons deadweight registered in the ownership of the Borrower under Singapore flag with the name “GRAND VICTORIA”;
“Total Loss” means:
(a)	actual, constructive, compromised, agreed or arranged total loss of the Ship;

(b)	any expropriation, confiscation, requisition or acquisition of the Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 1 month redelivered to the Borrower’s full control;

(c)	any arrest, capture, seizure or detention of the Ship (including any hijacking or theft) unless it is within 1 month redelivered to the Borrower’s full control; and

“Total Loss Date” means:
(a)	in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earliest of:
(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower with the Ship’s insurers in which the insurers agree to treat the Ship as a total loss; and
(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Lender that the event constituting the total loss occurred.
1.2	Construction of certain terms. In this Agreement:

“approved” means, for the purposes of Clause 12, approved in writing by the Lender;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter, fax or telex;

“excess risks” means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its security council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means all insurances effected, or which the Borrower is obliged to effect, under Clause 12 or any other provision of this Agreement or another Finance Document;

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 1 of the Institute Time Clauses (Hulls)(1/10/83) or (with respect to Insurances commencing on or after 1/11/1995) clause 8 of the Institute Time Clauses (Hulls) (1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, in entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes the risk of mines and all risks excluded by clause 23 of the Institute Time Clauses (Hulls)(1/10/83) or (with respect to Insurances commencing on or after 1/11/1995) clause 24 of the Institute Time Clauses (Hulls) (1/11/1995).

1.3	Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and “month” and “monthly” shall be construed accordingly.

1.4	General Interpretation. In this Agreement:

(a)	references in Clause 1.1 to a Finance Document or any other document being in the form of a particular appendix include references to that form with any modifications to that form which the Lender approves or reasonably requires;

(b)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(c)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(d)	words denoting the singular number shall include the plural and vice versa; and

(e)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.5	Headings. In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2	FACILITY

2.1	Amount of facility. Subject to the other provisions of this Agreement the Lender shall make available to the Borrower a loan facility of up to the lesser of (i) $27,500,000 and (ii) 100 per cent of the Initial Market Value of the Ship in a single amount.

2.2	Purpose of Loan. The Borrower undertakes with the Lender to use the Loan only for the purpose stated in the preamble to this Agreement.

3	DRAWDOWN

3.1	Request for Loan. Subject to the following conditions, the Borrower may request the Loan to be advanced by ensuring that the Lender receives a completed Drawdown Notice not later than 11.00 a.m. (Athens time) 3 Business Days prior to the intended Drawdown Date or as agreed between the Borrower and the Lender.

3.2	Availability. The conditions referred to in Clause 3.1 are that:

(a)	the Drawdown Date has to be a Business Day during the Availability Period;

(b)	the amount of the Loan shall not exceed the lesser of (i) $27,500,000 and (ii) 100 per cent. of the Initial Market Value of the Ship;

(c)	the Loan shall be made available in a single amount and any undrawn amount on the Drawdown Date shall be cancelled and may not be borrowed by the Borrower at a later date.

3.3	Drawdown Notice irrevocable. A Drawdown Notice must be signed by an authorised person of the Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Lender.

3.4	Disbursement of Loan. Subject to the terms of this Agreement, the Lender shall on the Drawdown Date make available the Loan to the Borrower by paying the proceeds thereof to the account which the Borrower specifies in the Drawdown Notice (or in such other manner as the Lender may require), and the Borrower hereby unconditionally and irrevocably authorises the Lender to make such payment on its behalf.

3.5	Disbursement of Loan to third party. The payment by the Lender under Clause 3.4 shall constitute the advance of the Loan and the Borrower shall at that time become indebted, as principal and direct obligor, to the Lender in an amount equal to the Loan.

4	INTEREST

4.1	Payment of normal interest. Subject to the provisions of this Agreement, interest on the Loan, in respect of each Interest Period shall be paid by the Borrower on the last day of that Interest Period.

4.2	Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on the Loan in respect of an Interest Period shall be the aggregate of (a) the applicable Margin, (b) LIBOR and (c) the Mandatory Cost (if any) for that Interest Period.

4.3	Payment of accrued interest. In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

4.4	Notification of market disruption. The Lender shall promptly notify the Borrower if no rate is quoted on Reuters BBA Page LIBOR 01 or if for any reason the Lender is unable to obtain Dollars in the London Interbank Market in order to fund the Loan (or any part of it) during any Interest Period, stating the circumstances which have caused such notice to be given.

4.5	Suspension of drawdown. If the Lender’s notice under Clause 4.4 is served before the Loan is advanced, the Lender’s obligation to advance the Loan shall be suspended while the circumstances referred to in the Lender’s notice continue.

4.6	Negotiation of alternative rate of interest. If the Lender’s notice under Clause 4.4 is served after the Loan is advanced, the Borrower and the Lender shall use reasonable endeavours to agree, within the 30 days after the date on which the Lender serves its notice under Clause 4.4 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lender to fund or continue to fund the Loan during the Interest Period concerned.

4.7	Application of agreed alternative rate of interest. Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

4.8	Alternative rate of interest in absence of agreement. If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Lender shall set an interest period and interest rate representing the cost of funding of the Lender in Dollars or in any available currency of the Loan plus the applicable Margin and the Mandatory Cost (if any); and the procedure provided for by this Clause 4.8 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Lender.

4.9	Notice of prepayment. If the Borrower does not agree with an interest rate set by the Lender under Clause 4.8, the Borrower may give the Lender not less than 10 Business Days’ notice of its intention to prepay at the end of the interest period set by the Lender.

4.10	Prepayment. A notice under Clause 4.9 shall be irrevocable; and on the last Business Day of the interest period set by the Lender, the Borrower shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the applicable Margin and the Mandatory Cost (if any).

4.11	Application of prepayment. The provisions of Clause 7 shall apply in relation to the prepayment.

4.12	Calculation of Security Cover Ratio. The Lender shall calculate the Security Cover Ratio on the Drawdown Date, on 30 June 2010 and every 3 months thereafter or any other date as may be agreed between the Lender and the Borrower (each a “Review Date”) and shall advise the Borrower in writing, within 10 Business Days of each Review Date, of the applicable Margin which will apply until the date falling one day prior to the next Review Date Provided that in respect of each Review Date other than the first Review Date, the Lender shall only be obliged to advise the Borrower of the applicable Margin which will apply for the Interest Period commencing on the relevant Review Date if that

Margin will be different to the Margin which applied immediately prior to the relevant Review Date.

For the purposes of calculating the Security Cover Ratio pursuant to this Clause 4.12, the Market Value of the Ship shall be determined no more than 14 days prior to the relevant Review Date.

5	INTEREST PERIODS

5.1	Commencement of Interest Periods. The first Interest Period shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

5.2	Duration of normal Interest Periods. Subject to Clauses 5.3 and 5.4, each Interest Period shall be:

(a)	3, 6 or 9 months as notified by the Borrower to the Lender not later than 11.00 a.m. (Athens time) 3 Business Days before the commencement of the Interest Period; or

(b)	3 months, if the Borrower fails to notify the Lender by the time specified in paragraph (a); or

(c)	such other period as the Lender may agree with the Borrower.

5.3	Duration of Interest Periods for repayment instalments. In respect of an amount due to be repaid under Clause 7 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

5.4	Non-availability of matching deposits for Interest Period selected. If, after the Borrower has selected and the Lender has agreed an Interest Period longer than 3 months, the Lender notifies the Borrower by 11.00 a.m. (Athens time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 3 months duration.

6	DEFAULT INTEREST

6.1	Payment of default interest on overdue amounts. The Borrower shall pay interest in accordance with the following provisions of this Clause 6 on any amount payable by the Borrower under any Finance Document which the Lender, or other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 18.4, the date on which it became immediately due and payable.

6.2	Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Lender to be 2 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at paragraphs (a) and (b) of Clause 6.3; or

(b)	in the case of any other overdue amount, the rate set out at paragraph (b) of Clause 6.3.

6.3	Calculation of default rate of interest. The rates referred to in Clause 6.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period);

(b)	the aggregate of the Mandatory Cost (if any) and the applicable Margin plus, in respect of successive periods of any duration (including at call) up to 3 months which the Lender may select from time to time:
(i)	LIBOR;

(ii)	if the Lender determines that Dollar deposits for any such period are not being made available to any Lender by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Lender by reference to the cost of funds to the Lender from such other sources as the Lender may from time to time determine.
6.4	Notification of interest periods and default rates. The Lender shall promptly notify the Borrower of each interest rate determined by the Lender under Clause 6.3 and of each period selected by the Lender for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Lender’s notification.

6.5	Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Lender for the account if the Lender to which the overdue amount is due.

6.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7	REPAYMENT AND PREPAYMENT

7.1	The Borrower shall repay the Loan:

(a)	by 36 consecutive 3-monthly repayment instalments:
(i)	subject to Clause 7.7(b), in the case of the first to the twentieth instalments (inclusive), in the amount of $375,000 each;

(ii)	in the case of the twenty-first to the thirty-sixth instalments (inclusive), in the amount of $475,000 each; and
(b)	subject to Clause 7.11, a balloon instalment of $12,400,000 (the “Balloon Instalment”) payable together with the thirty-sixth repayment instalment,

Provided that if the principal amount of the Loan drawdown by the Borrower is less than $27,500,000 each repayment instalment and the Balloon Instalment shall be reduced pro rata by an amount in aggregate equal to such undrawn amount.

7.2	Repayment Dates. The first repayment instalment in respect of the Loan shall be repaid on the date falling 3 months after the Drawdown Date and each subsequent repayment instalment shall be repaid at 3-monthly intervals thereafter and the last repayment instalment, together with the Balloon Instalment, shall be repaid on the earlier of (a) the date falling on the ninth anniversary of the Drawdown Date and (b) 31 January 2019.

7.3	Final Repayment Date. On the final Repayment Date, the Borrower shall additionally pay to the Lender for the account of the Lender all other sums then accrued or owing under any Finance Document.

7.4	Voluntary prepayment. Subject to the following conditions, the Borrower may prepay the whole or any part of the Loan on the last day of an Interest Period without penalty or premium pursuant to Clause 7.8.

7.5	Conditions for voluntary prepayment. The conditions referred to in Clause 7.4 are that:

(a)	a partial prepayment shall be $1,000,000 or a multiple thereof or any other amount mutually agreed between the Borrower and the Lender;

(b)	the Lender has received from the Borrower at least 5 Business Days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made;

(c)	the Borrower has provided evidence satisfactory to the Lender that any consent required by the Borrower or any other Security Party in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affects the Borrower or any other Security Party has been complied with.

7.6	Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Lender and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

7.7	Mandatory prepayment. The Borrower shall be obliged to prepay:

(a)	the whole of the Loan:
(i)	if the Ship is sold, on or before the date on which the sale is completed by delivery of the Ship to the buyer; or

(ii)	if the Ship becomes a Total Loss, on the earlier of the date falling 150 days after the Total Loss Date and the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss; and
(b)	30 Business Days of the Lender’s demand, an amount of the Loan required to ensure that the Security Cover Ratio is at least equal to 125 per cent. if the Lender determines that the Security Cover Ratio as at 31 December 2012 is less than 125 per cent.

7.8	Amounts payable on prepayment. A prepayment shall be made together with accrued interest (and any other amount payable under Clause 20 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 20.1(b) but without premium or penalty.

7.9	Application of partial prepayment. Each partial prepayment shall be applied pro-rata against the then outstanding repayment instalments referred to in Clause 7.1 and the Balloon Instalment.

7.10	No reborrowing. No amount prepaid may be reborrowed.

7.11	Prepayment out of Excess Earnings. If on 31 March, 30 June, 30 September and 31 December in each calendar year during the Security Period (each an “Excess Cash Calculation Date”), with the first such 3-month period commencing on 1 April 2010, the Lender determines (on the basis of the individual accounts as provided under Clause

10.6(c)) that the aggregate of the daily Earnings of the Ship for such 3-month period exceeds the aggregate of:

(a)	the expenditure necessarily incurred during such 3-month period by the Borrower in operating, insuring, maintaining, repairing and generally trading the Ship (but excluding any exceptional and extraordinary expenses);

(b)	sums paid by the Borrower in respect of principal on, and interest in respect of, the Loan pursuant to this Agreement during such 3-month period;

(c)	general and administrative expenditure properly and reasonably incurred by the Borrower during such 3-month period; and

(d)	7.6/145ths of the interest payable during such 3-month period pursuant to the Bond (subject to such interest payments not exceeding $500,000 per annum for the purposes of this Clause 7.11(d)),

then the Borrower shall within 75 days of the relevant Excess Cash Calculation Date, pay to the Lender an amount equal to the Relevant Percentage of such excess which amount shall be applied by the Lender against the Balloon Instalment (and the Borrower hereby irrevocably authorises the Lender to make such application),

Provided that the Borrower’s obligations under this Clause 7.11 shall cease when the Balloon Instalment has been reduced to $6,000,000.

In this Clause 7.11, “Relevant Percentage” means:
(i)	if, on the relevant Excess Cash Calculation Date, the Borrower is in compliance with Clause 14.1, 50 per cent.; and

(ii)	if, on the relevant Excess Cash Calculation Date, the Borrower is not in compliance with Clause 14.1, 100 per cent.
8	CONDITIONS PRECEDENT

8.1	Documents, fees and no default. The Lender’s obligation to advance the Loan is subject to the following conditions precedent:

(a)	that, on or before service of the Drawdown Notice, the Lender receives the documents described in Part A of Schedule 2 in form and substance satisfactory to it and its lawyers;

(b)	that, on or before the Drawdown Date, the Lender receives the documents described in Part B of Schedule 2 in a form and substance satisfactory to it and its lawyers;

(c)	that, on or before service of the Drawdown Notice, the Lender has received the first instalment of the restructuring fee referred to in Clause 19.1(a);

(d)	that both at the date of the Drawdown Notice and at the Drawdown Date:
(i)	no Event of Default has occurred and is continuing or would result from the borrowing of the Loan;

(ii)	the representations and warranties in Clause 9.1 and those of the Borrower or any other Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;

(iii)	none of the circumstances contemplated by Clause 4.4 has occurred and is continuing; and

(iv)	there has been no material adverse change in the financial position, state of affairs or prospects of the Borrower or any other Security Party in the light of which the Lender considers that there is a significant risk that the Borrower or any other Security Party will later become, unable to discharge its liabilities under the Finance Documents to which it is a party as they fall due; and
(e)	that, if the ratio set out in Clause 14.1 were applied immediately following the advance of the Loan, the Borrower would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(f)	that the Lender has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Lender may request by notice to the Borrower prior to the Drawdown Date.

8.2	Waivers of conditions precedent. If the Lender, at its discretion, permits the Loan to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 5 Business Days after the Drawdown Date (or such longer period as the Lender may specify).

9	REPRESENTATIONS AND WARRANTIES

9.1	General. The Borrower represents and warrants to the Lender as follows.

9.2	Status. The Borrower is duly incorporated and validly existing and in good standing under the laws of Singapore.

9.3	Share capital and ownership. The Borrower has an authorised share capital of $50,000 divided into 50,000 ordinary shares of $1 each, all of which shares have been issued and the legal title and beneficial ownership of all those shares is held free of any Security Interest or other claim by the applicable Corporate Guarantor.

9.4	Corporate power. The Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to register the Ship in its name under the Singapore flag;

(b)	to execute the Finance Documents to which the Borrower is a party; and

(c)	to borrow under this Agreement, and to make all the payments contemplated by, and to comply with this Agreement and the other Finance Documents to which the Borrower is a party.

9.5	Consents in force. All the consents referred to in Clause 9.4 remain in force and nothing has occurred which makes any of them liable to revocation.

9.6	Legal validity; effective Security Interests. The Finance Documents to which the Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute the Borrower’s legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate,

subject to any relevant insolvency laws affecting creditors’ rights generally.

9.7	No third party Security Interests. Without limiting the generality of Clause 9.6, at the time of the execution and delivery of each Finance Document:

(a)	the Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)	no third party will have any Security Interest or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

9.8	No conflicts. The execution by the Borrower of each Finance Document and the borrowing by the Borrower of the Loan, and the Borrower’s compliance with each Finance Document will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of the Borrower; or

(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets.

9.9	No withholding taxes. All payments which the Borrower is liable to make under the Finance Documents may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

9.10	No default. No Event of Default has occurred and is continuing.

9.11	Information. All information which has been provided in writing by or on behalf of the Borrower or any other Security Party to the Lender in connection with any Finance Document satisfied the requirements of Clause 10.5; all accounts which have been so provided satisfied the requirements of Clause 10.7; and there has been no material adverse change in the financial position or state of affairs of either the Borrower or the Approved Manager or any member of the Group which may (in the opinion of the Lender) affect the ability of the Borrower or any other Security Party to comply with the terms of and/or perform its obligations under this Agreement and the Financial Documents.

9.12	No litigation. No legal or administrative action involving the Borrower (including, without limitation, any action relating to any alleged or actual breach of the ISM Code and the ISPS Code) has been commenced or taken or, to the Borrower’s knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on the Borrower’s financial position or profitability.

9.13	No liabilities. As at the date of the Deed of Novation, Amendment and Restatement, to the Borrower’s knowledge, there are no existing or potential liabilities of the Borrower other than those already disclosed to the Lender in writing.

9.14	Compliance with certain undertakings. At the date of this Agreement, the Borrower is in compliance with Clauses 10.2, 10.4, 10.9 and 10.13.

9.15	Taxes paid. The Borrower has paid all taxes applicable to, or imposed on or in relation to the Borrower, its business or the Ship.

9.16	No money laundering. Without prejudice to the generality of Clause 2.2, in relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements effected or contemplated by the Finance Documents to which the Borrower is a party, the Borrower confirms (i) that it is acting for its own account, (ii) that it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement and (iii) that the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities).

10	GENERAL UNDERTAKINGS

10.1	General. The Borrower undertakes with the Lender to comply with the following provisions of this Clause 10 at all times during the Security Period, except as the Lender may otherwise permit.

10.2	Title; negative pledge and pari passu ranking. The Borrower will:

(a)	hold the legal title to, and own the entire beneficial interest in the Ship, the Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Document;

(b)	not create or permit to arise any Security Interest over any other asset, present or future; and

(c)	procure that its liabilities under the Finance Documents to which it is party do and will rank at least pari passu with all other present and future insecured liabilities, except for Liabilities which are mandatorily preferred by law.

10.3	No disposal of assets. The Borrower will not transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation.

10.4	No other liabilities or obligations to be incurred. The Borrower will not incur any liability or obligation except liabilities and obligations under the Finance Documents to which it is a party and liabilities or obligations reasonably incurred in the ordinary course of operating and chartering the Ship.

10.5	Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of the Borrower and/or any other member of the Group under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

10.6	Provision of financial statements. The Borrower will send to the Lender or, as the case may be, procure there are sent to the Lender:

(a)	as soon as possible, but in no event later than 180 days after the end of each financial year of the applicable Corporate Guarantor and the Borrower, the audited consolidated accounts of the Group and the audited individual accounts of the Borrower;

(b)	as soon as possible, but in no event later than 90 days after the end of each 6-month period in each financial year of the applicable Corporate Guarantor ending on 30 June and 31 December, the unaudited consolidated accounts of the Group certified as to their correctness by the chief financial officer of the applicable Corporate Guarantor;

(c)	as soon as possible, but in no event later than 60 days after the end of each 3-month period in each financial year of the Borrower (ending on 31 March, 30 June, 30

September and 31 December), the unaudited individual accounts of the Borrower certified as to their correctness by the chief financial officer of the Borrower; and

(d)	as soon as possible, but in no event later than 31 December in each year, a budget in a format approved by the Lender which shows all anticipated income and expenditure of the Ship during the next financial year of the Borrower.

10.7	Form of financial statements. All accounts delivered under Clause 10.6 will:

(a)	be prepared in accordance with all applicable laws and generally accepted accounting principles consistently applied;

(b)	give a true and fair view of the state of affairs of the Borrower or, as the case may be, the Group at the date of those financial statements and of their profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the Borrower or, as the case may be, the Group.

10.8	Shareholder and creditor notices. In case of an Event of Default, the Borrower will send the Lender, at the same time as they are despatched, copies of all communications which are despatched to the Borrower’s shareholders or creditors or any class of them.

10.9	Consents. The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Lender of, all consents required:

(a)	for the Borrower to perform its obligations under any Finance Document;

(b)	for the validity or enforceability of any Finance Document; and

(c)	for the Borrower to own and operate the Ship, and the Borrower will comply with the terms of all such consents.

10.10	Maintenance of Security Interests. The Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)	without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which may be or become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

10.11	Notification of litigation. The Borrower will provide the Lender with details of any legal or administrative action involving the Borrower, any other Security Party, or the Ship, the Earnings or the Insurances as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

10.12	Principal place of business. The Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated at Clause 27.2(a); and will not establish, or do anything as a result of which it would be deemed to have a place of business in any other country other than Singapore or Greece.

10.13	Confirmation of no default. The Borrower will, within 3 Business Days after service by the Lender of a written request, serve on the Lender a notice which is signed by 2 directors of the Borrower and which:

(a)	states that no Event of Default has occurred; or

(b)	states that no Event of Default has occurred, except for a specified event or matter, of which all material details are given.

10.14	Notification of default. The Borrower will notify the Lender as soon as it becomes aware of:

(a)	the occurrence of an Event of Default; or

(b)	any matter which indicates that an Event of Default may have occurred,

and will keep the Lender fully up-to-date with all developments.

10.15	Ownership. Subject to Clause 10.19, the Borrower shall procure that there is no change in the legal or beneficial ownership of the shares in the Borrower throughout the Security Period, or any change in the management of the Borrower.

10.16	Provision of further information. The Borrower will, as soon as practicable after receiving the request, provide the Lender with any additional financial or other information relating to:

(a)	the Borrower, the Ship, the Earnings or the Insurances; or

(b)	any other matter relevant to, or to any provision of, a Finance Document; and

(c)	which may be requested by the Lender at any time.

10.17	ISM Code and ISPS Code compliance. The Borrower will ensure that all requirements of the ISM Code and the ISPS Code as they relate to the Borrower, the Approved Manager and the Ship have been complied with.

10.18	Provision of “know your customer” information. The Borrower will, as soon as practicable after receiving a request from the Lender, provide the Lender with any information required by it in relation to its “know your customer” regulations.

10.19	Replacement of Corporate Guarantor. The Borrower shall procure that on or before 30 April 2010 Newlead will replace Grandunion as Corporate Guarantor and will execute a Corporate Guarantee in substitution for the Corporate Guarantee from Grandunion subject to Newlead or, as the case may be, the Borrower providing the Lender with evidence satisfactory to it that all shares in the Borrower have been transferred by Grandunion to Newlead by no later than the date of the Corporate Guarantee to be executed by Newlead.

11	CORPORATE UNDERTAKINGS

11.1	General. The Borrower also undertakes with the Lender to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Lender may otherwise permit.

11.2	Maintenance of status. The Borrower will maintain its separate corporate existence and remain in good standing under the laws of Singapore.

11.3	Negative undertakings. The Borrower will not:

(a)	carry on any business other than the ownership, chartering and operation of the Ship; or

(b)	pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital Provided that the Borrower may pay a dividend or make any other form of distribution with the prior written consent of the Lender and if at that time an Event of Default has not occurred or will result from the payment of such dividend or the making of such other form of distribution; or

(c)	provide any form of credit or financial assistance to:
(i)	a person who is directly or indirectly interested in the Borrower’s share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected;

(iii)	or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms’ length;
(d)	open or maintain any account with any bank or financial institution other than the Lender for the purposes of the Finance Documents;

(e)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital;

(f)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative; or

(g)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation.

11.4	Minimum Liquidity. The Borrower shall ensure that at all times during the Security Period, an amount of at least $250,000 is standing to the credit of the Holding Account.

12	INSURANCE

12.1	General. The Borrower also undertakes with the Lender to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Lender may otherwise permit.

12.2	Maintenance of obligatory insurances. The Borrower shall keep the Ship insured at its expense against:

(a)	fire and usual marine risks (including hull and machinery, loss of hire and excess risks);

(b)	war risks;

(c)	protection and indemnity risks; and

(d)	any other risks against which the Lender considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Lender be reasonable for the Borrower to insure and which are specified by the Lender by notice to the Borrower.

12.3	Terms of obligatory insurances. The Borrower shall effect such insurances:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis of at least the greater of (i) an amount equal to 110 per cent. of the Loan and (ii) the Market Value of the Ship; and

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market (currently $1,000,000,000);

(d)	in relation to protection and indemnity risks, in respect of the full tonnage of the Ship owned by it;

(e)	on approved terms; and

(f)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

12.4	Further protections for the Lender. In addition to the terms set out in Clause 12.3, the Borrower shall procure that the obligatory insurances shall:

(a)	whenever the Lender requires name (or be amended to name) the Lender as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lender, but without the Lender thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(b)	name the Lender as loss payee with such directions for payment as the Lender may specify;

(c)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Lender shall be made without set-off, counterclaim or deductions or condition whatsoever;

(d)	provide that the insurers shall waive, to the fullest extent permitted by English law, their entitlement (if any) (whether by statute, common law, equity, or otherwise) to be subrogated to the rights and remedies of the Lender in respect of any rights or interests (secured or not) held by or available to the Lender in respect of the Secured Liabilities, until the Secured Liabilities shall have been fully repaid and discharged, except that the insurers shall not be restricted by the terms of this paragraph (d) from making personal claims against persons (other than the Borrower or the Lender) in circumstances where the insurers have fully discharged their liabilities and obligations under the relevant obligatory insurances;

(e)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Lender;

(f)	provide that the Lender may make proof of loss if the Borrower fails to do so;

(g)	provide that if any obligatory insurance is cancelled, or if any substantial change is made in the coverage which adversely affects the interest of the Lender, or if any obligatory insurance is allowed to lapse for non-payment of premium, such cancellation, charge or lapse shall not be effective with respect to the Lender for 30 days (or 7 days in the case of war risks) after receipt by the Lender of prior written notice from the insurers of such cancellation, change or lapse.

12.5	Renewal of obligatory insurances. The Borrower shall:

(a)	at least 21 days before the expiry of any obligatory insurance:
(i)	notify the Lender of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom the Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Lender’s approval to the matters referred to in paragraph (i);
(b)	at least 14 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Lender’s approval pursuant to paragraph (a); and

(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Lender in writing of the terms and conditions of the renewal.

12.6	Copies of policies; letters of undertaking. The Borrower shall ensure that all approved brokers provide the Lender with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters or undertaking in a form required by the Lender and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 12.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Lender in accordance with the said loss payable clause;

(c)	they will advise the Lender immediately of any material change to the terms of the obligatory insurances;

(d)	they will notify the Lender in writing, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Lender of the terms of the instructions; and

(e)	they will not set off against any sum recoverable in respect of a claim relating to the Ship under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of the Ship or otherwise, they waive any lien on the policies (including, without limitation, any fleet lien), or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Lender.

12.7	Copies of certificates of entry. The Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship is entered provides the Lender with:

(a)	a certified copy of the certificate of entry for the Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Lender;

(c)	where required to be issued under the terms of insurance/indemnity provided by the Borrower’s protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by the Borrower in relation to the Ship in accordance with the requirements of such protection and indemnity association; and

(d)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship.

12.8	Deposit of original policies. The Borrower shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

12.9	Payment of premiums. The Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Lender.

12.10	Guarantees. The Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

12.11	Restrictions on employment. The Borrower shall not employ the Ship, nor permit her to be employed, outside the cover provided by any obligatory insurances.

12.12	Compliance with terms of insurances. The Borrower shall not do or omit to do (or permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)	the Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 12.7 (c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Lender has not given its prior approval;

(b)	the Borrower shall not make any changes relating to the classification or classification society or manager or operator of the Ship approved by the underwriters of the obligatory insurances;

(c)	the Borrower shall make (and promptly supply copies to the Lender of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)	the Borrower shall not employ the Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

12.13	Alteration to terms of insurances. The Borrower shall neither make nor agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

12.14	Settlement of claims. The Borrower shall not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and the Borrower shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

12.15	Provision of copies of communications. The Borrower shall provide the Lender, at the time of each such communication, copies of all written communications between itself and:

(a)	the approved brokers; and

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:
(i)	the Borrower’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between the Borrower and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.
12.16	Provision of information. In addition, the Borrower shall promptly provide the Lender (or any persons which it may designate) with any information which the Lender (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 12.17 below or dealing with or considering any matters relating to any such insurances;

and the Borrower shall, forthwith upon demand, indemnify the Lender in respect of all fees and other expenses incurred by or for the account of the Lender in connection with any such report as is referred to in paragraph (a).

12.17	Mortgagee’s interest insurance. The Lender shall be entitled from time to time to effect, maintain and renew on such terms, through such insurers and generally in such manner as the Lender may from time to time consider appropriate a mortgagee’s interest marine insurance in relation to the Ship in an amount equal to at least 110 per cent. of the Loan providing for the indemnification of the Lender for any losses under or in connection with any Finance Document which directly or indirectly result from loss of or damage to either Ship or a liability of either Ship or of either Owner, being a loss or damage which is prima facie covered by an obligatory insurance but in respect of which there is a non-payment (or reduced payment) by the underwriters by reason of, or on the basis of an allegation concerning:

(a)	any act or omission on the part of the Borrower, of any operator, charterer, manager or sub-manager of the Ship or of any officer, employee or Lender of the Borrower or of any such person, including any breach of warranty or condition or any non-disclosure relating to such obligatory insurance;

(b)	any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of the Borrower, any other person referred to in paragraph (i) above, or of any officer, employee or agent of the Borrower or of such a person, including the casting away or damaging of the Ship and/or the Ship being unseaworthy; and/or

(c)	any other matter capable of being insured against under a mortgagee’s interest marine insurance policy whether or not similar to the foregoing,

and the Borrower shall upon demand fully indemnify the Lender in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

12.18	Review of insurance requirements. The Lender shall be entitled to review the requirements of this Clause 12 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Lender, significant and capable of affecting the Borrower or the Ship and its or their insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Borrower may be subject), and may appoint insurance consultants in relation to this review at the cost of the Borrower.

12.19	Modification of insurance requirements. The Lender shall notify the Borrower of any proposed modification under Clause 12.18 to the requirements of this Clause 12 which the Lender consider appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrower as an amendment to this Clause 12 and shall bind the Borrower accordingly.

12.20	Compliance with mortgagee’s instructions. The Lender shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require the Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Lender until the Borrower implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 12.19.

13	SHIP COVENANTS

13.1	General. The Borrower also undertakes with the Lender to comply with the following provisions of this Clause 13 at all times during the Security Period except as the Lender may otherwise permit in writing.

13.2	Ship’s name and registration. The Borrower shall keep the Ship registered in its name under the laws and flag of Singapore; shall not do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of the Ship.

13.3	Repair and classification. The Borrower shall keep the Ship in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)	so as to maintain the Ship with the highest class available for vessel of the same type, age and characteristics as the Ship with a classification society, approved by the Lender, which is a member of IACS, free of outstanding or overdue recommendations and conditions of such classification society affecting the Ship’s class (other than outstanding recommendations and conditions notified to the Lender in writing prior to the date of this Agreement); and

(c)	so as to comply with all laws and regulations applicable to vessels registered at ports in Singapore or to vessels trading to any jurisdiction to which the Ship may trade from time to time including but not limited to the ISM Code, the ISPS Code and the ISM Code Documentation.

13.4	Classification society undertaking. The Borrower shall instruct the classification society referred to in Clause 13.3 (and procure that the classification society undertakes with the Lender):

(a)	to send to the Lender, following receipt of a written request from the Lender, certified true copies of all original class records held by the classification society in relation to the Ship;

(b)	to allow the Lender (or its agents), at any time and from time to time, to inspect the original class and related records of the Borrower and the Ship at the offices of the classification society and to take copies of them;

(c)	to notify the Lender immediately in writing if the classification society:
(i)	receives notification from the Borrower or any other person that the Ship’s classification society is to be changed; or

(ii)	becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of the Ship’s class under the rules or terms and conditions of the Borrower’s or the Ship’s membership of the classification society;
(d)	following receipt of a written request from the Lender:
(i)	to confirm that the Borrower is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or

(ii)	if the Borrower is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Lender in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the classification society.
13.5	Modification. The Borrower shall not make any modification or repairs to, or replacement of, the Ship or equipment installed on the Ship which would or might materially alter the structure, type or performance characteristics of the Ship or materially reduce its value.

13.6	Removal of parts. The Borrower shall not remove any material part of the Ship, or any item of equipment installed on the Ship, unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Lender and becomes on installation on the Ship the property of the Borrower and subject to the security constituted by the Mortgage and the Deed of Covenant Provided that the Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship.

13.7	Surveys. The Borrower shall submit the Ship regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Lender, provide the Lender with copies of all survey reports and shall allow the Lender’s representatives to conduct a comprehensive inspection of the Ship’s records when and if required by the Lender.

13.8	Inspection. The Borrower shall permit the Lender (by surveyors or other persons appointed by it for that purpose) to board the Ship at all reasonable times (during the pre-delivery and post-delivery period) to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections, and all costs and expenses in relation thereto shall be for the account of the Borrower.

13.9	Prevention of and release from arrest. The Borrower shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship, the Earnings or the Insurances;

(b)	all taxes, dues and other amounts charged in respect of the Ship, the Earnings or the Insurances; and

(c)	all other outgoings whatsoever in respect of the Ship, the Earnings or the Insurances,

and, forthwith upon receiving notice of the arrest of the Ship, or of its detention in exercise or purported exercise of any lien or claim, the Borrower shall procure its release by providing bail or otherwise as the circumstances may require.

13.10	Compliance with laws etc. The Borrower shall:

(a)	comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship, its ownership, operation and management or to the business of the Borrower and the Approved Manager;

(b)	not employ the Ship nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and

(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit its to enter or trade to any zone which is declared a war zone by any government or by the Ship’s war risks insurers unless the prior written consent of the Lender has been given and the Borrower has (at its expense) effected any special, additional or modified insurance cover which the Lender may require.

13.11	Provision of information. The Borrower shall promptly provide the Lender with any information which it requests regarding:

(a)	the Ship, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to the Ship’s master and crew;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship and any payments made in respect of the Ship;

(d)	any towages and salvages;

(e)	the Borrower’s, the Approved Manager’s or the Ship’s compliance with the ISM Code and the ISPS Code;

and, upon the Lender’s request, provide copies of any current charter relating to the Ship, of any current charter guarantee and of the Document of Compliance, Safety Management Certificate and International Ship Security Certificate of the Ship.

13.12	Notification of certain events. The Borrower shall immediately notify the Lender by fax, confirmed forthwith by letter, of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;

(d)	any arrest or detention of the Ship, any exercise or purported exercise of any lien on the Ship or its Earnings or any requisition of the Ship for hire;

(e)	any intended dry docking of the Ship;

(f)	any Environmental Claim made against the Borrower or in connection with the Ship, or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against the Borrower, the Approved Manager or otherwise in connection with the Ship;

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,

and the Borrower shall keep the Lender advised in writing on a regular basis and in such detail as the Lender shall require of the Borrower’s, the Approved Manager’s or any other person’s response to any of those events or matters.

13.13	Restrictions on chartering, appointment of managers etc. The Borrower shall not:

(a)	let the Ship on demise charter for any period;

(b)	enter into any time or consecutive voyage charter, other than an Approved Charter, in respect of the Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 12 months;

(c)	enter into any charter in relation to the Ship under which more than 2 months’ hire (or the equivalent) is payable in advance;

(d)	charter the Ship otherwise than on bona fide arm’s length terms at the time when the Ship is fixed;

(e)	appoint a manager of the Ship other than the Approved Manager or agree to any alteration to the terms of the Approved Manager’s appointment;

(f)	de-activate or lay up the Ship; or

(g)	put the Ship into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed $250,000 (or the equivalent in any other currency) unless that person has first given to the Lender and in terms satisfactory to it a written undertaking not to exercise any lien on the Ship or the Earnings for the cost of such work or for any other reason.

13.14	Notice of Mortgage. The Borrower shall keep the Mortgage registered against the Ship as a valid first priority mortgage, carry on board the Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of the Ship a framed printed notice stating that the Ship is mortgaged by the Borrower to the Lender.

13.15	Sharing of Earnings. The Borrower shall not:

(a)	enter into any agreement or arrangement for the sharing of any Earnings;

(b)	enter into any agreement or arrangement for the postponement of any date on which any Earnings are due; the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of the Borrower to any Earnings; or

(c)	enter into any agreement or arrangement for the release of, or adverse alteration to, any guarantee or Security Interest relating to any Earnings.

13.16	Charterparty Assignment. If the Borrower enters into any Approved Charter, the Borrower shall at the request of the Lender execute in favour of the Lender (and register, if applicable) a Charterparty Assignment in respect of such Approved Charter, and shall deliver to the Lender any documents in relation thereto which the Lender may require.

14	SECURITY COVER

14.1	Required security cover. The Borrower hereby undertakes that if, and so often as, the aggregate of:

(a)	the Market Value of the Ship; and

(b)	the net realisable value of any additional security for the time being actually provided to the Lender pursuant to this Clause 14,

is less than the amount equal to the Relevant Percentage of the Loan it will within 1 month after the date on which the Lender’s notice is served, either:
(i)	provide, or ensure that a third party provides, additional security which, in the opinion of the Lender, has a net realisable value at least equal to the shortfall and is documented in such terms as the Lender may approve or require; or

(ii)	prepay such part (at least) of the Loan as will eliminate the shortfall, where “Relevant Percentage” means:
(A)	in relation to the period commencing on the Drawdown Date and ending on 31 December 2012, 100 per cent.; and

(B)	at all times thereafter, 125 per cent.
14.2	Meaning of additional security. In Clause 14.1 “security” means a Security Interest over an asset or assets (whether securing the Borrower’s liabilities under the Finance Documents or a guarantee in respect of those liabilities), or a guarantee, letter of credit or other security in respect of the Borrower’s liabilities under the Finance Documents.

14.3	Requirement for additional documents. The Borrower shall not be deemed to have complied with Clause 14.1(i) above until the Lender has received in connection with the additional security certified copies of documents referred to in paragraphs 3, 4 and 5 of Schedule 2, Part A below and such legal opinions in terms acceptable to the Lender from such lawyers as they may select.

14.4	Valuation of Ship. The Market Value of the Ship at any date is that shown by the average of two valuations prepared:

(a)	as at a date not more than 14 days previously;

(b)	with or without physical inspection of the Ship (as the Lender may require);

(c)	by two Approved Brokers approved by the Lender;

(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer on a charter free basis;

(e)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

14.5	Value of additional security. The net realisable value of any additional security which is provided under Clause 14.1 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 14.4.

14.6	Valuations binding. Any valuation under Clause 14.1(i), 14.4 or 14.5 shall be binding and conclusive as regards the Borrower and the Ship, as shall be any valuation which the Lender makes of a security which does not consist of or include a Security Interest.

14.7	Frequency of valuations. The Borrower acknowledges and agrees that the Lender may commission valuations of the Ship at such times as the Lender shall deem necessary and in any event not less often than once during each 3-month period of the Security Period.

14.8	Provision of information. The Borrower shall promptly provide the Lender and any Approved Broker acting under Clause 14.4 or 14.5 with any information which the Lender or the Shipbroker or expert may request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Lender (or the expert appointed by them) consider prudent.

14.9	Payment of valuation expenses. Without prejudice to the generality of the Borrower’s obligations under Clauses 19.2, 19.3 and 20.3, the Borrower shall, on demand, pay the Lender the amount of the fees and expenses of any shipbroker or expert instructed by the Lender under this Clause and all legal and other expenses incurred by the Lender in connection with any matter arising out of this Clause Provided that (i) so long as no Event of Default shall have occurred and (ii) all valuations of the Ship commissioned by the Lender for the purposes of this Clause 14 confirm that the Borrower has satisfied the test in Clause 14.1, the Borrower shall not be obliged to pay any such fees and expenses in respect of more than 2 valuations of the Ship in any 3-month period.

15	PAYMENTS AND CALCULATIONS

15.1	Currency and method of payments. All payments to be made by the Borrower to the Lender under a Finance Document shall be made to the Lender:

(a)	by not later than 11.00 a.m. (Athens time) on the due date;

(b)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Lender shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement); and

(c)	to the account of the Lender with JP Morgan Chase New York, CHASUS33 A/C WestLB AG, London WELAGB2L (Account No 001-1-352267 under reference “Grand Victoria Pte. Ltd.), or to such other account with such other bank as the Lender may from time to time notify to the Borrower.

15.2	Payment on non-Business Day. If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

15.3	Basis for calculation of periodic payments. All interest and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

15.4	Lender accounts. The Lender shall maintain an account or accounts showing the amounts advanced by the Lender and all other sums owing to the Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any other Security Party.

15.5	Accounts prima facie evidence. If the account maintained under Clauses 15.4 shows an amount to be owing by the Borrower or a Security Party to the Lender, that account shall be prima facie evidence that that amount is owing to the Lender.

16	APPLICATION OF RECEIPTS

16.1	Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by the Lender under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents (or any of them) in such order of application and/or such proportions as the Lender may specify by notice to the Borrower and the Security Parties;

(b)	SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Lender, by notice to the Borrower and the Security Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of this Clause; and

(c)	THIRDLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

16.2	Variation of order of application. The Lender may, by notice to the Borrower and the Security Parties, provide for a different manner of application from that set out in Clause 16.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

16.3	Notice of variation of order of application. The Lender may give notices under Clause 16.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

16.4	Appropriation rights overridden. This Clause 16 and any notice which the Lender gives under Clause 16.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any other Security Party.

17	APPLICATION OF EARNINGS

17.1	Payment of Earnings. The Borrower undertakes with the Lender to ensure that, throughout the Security Period (subject only to the provisions of the relevant General Assignment), all the Earnings of the Ship are paid to the Earnings Account.

17.2	Location of accounts. The Borrower shall promptly:

(a)	comply with any requirement of the Lender as to the location or re-location of the Earnings Account and the Holding Account (or either of them); and

(b)	execute any documents which the Lender specifies to create or maintain in favour of the Lender a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Account and the Holding Account.

17.3	Debits for expenses etc. The Lender shall be entitled (but not obliged) from time to time to debit the Earnings Account without prior notice in order to discharge any amount due and payable under Clause 19 or 20 to the Lender or payment of which the Lender has become entitled to demand under Clause 19 or 20.

17.4	Borrower’s obligations unaffected. The provisions of this Clause 17 (as distinct from a distribution effected under Clause 17.4) do not affect:

(a)	the liability of the Borrower to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrower or any other Security Party under any Finance Document.

18	EVENTS OF DEFAULT

18.1	Events of Default. An Event of Default occurs if:

(a)	the Borrower or any other Security Party fails to pay when due or (if so payable) on demand within 3 Business Days of such demand and any sum payable under a Finance Document or under any document relating to a Finance Document; or

(b)	any breach occurs of Clause 8.2, 10.2, 10.3, 10.15, 10.16, 10.19, 11.2, 11.3, 11.4 or 14.1 or Clause 11.15 (financial covenants) of the Corporate Guarantee; or

(c)	any breach by the Borrower or any other Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b) above) if, in the opinion of the Lender, such default is capable of remedy, and such default continues unremedied 30 days after written notice from the Lender requesting action to remedy the same; or

(d)	any breach by the Borrower or any other Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a), (b) or (c) above); or

(e)	any representation, warranty or statement made by, or by an officer of, the Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person (in the case of the applicable Corporate Guarantor, exceeding $1,000,000 (or the equivalent in any other currency) in aggregate):
(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or
(g)	any of the following occurs in relation to a Relevant Person:
(i)	a Relevant Person becomes, in the opinion of the Lender, unable to pay its debts as they fall due; or

(ii)	any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress or any form of freezing order; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	a Relevant Person makes any formal declaration of bankruptcy or any formal statement to the effect that it is insolvent or likely to become insolvent, or a winding up or administration order is made in relation to a Relevant Person, or the members or directors of a Relevant Person pass a resolution to the effect that it should be wound up, placed in administration or cease to carry on business, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower or the Corporate Guarantor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Lender and effected not later than 3 months after the commencement of the winding up; or

(v)	a petition is presented in any Pertinent Jurisdiction for the winding up or administration, or the appointment of a provisional liquidator, of a Relevant Person unless the petition is being contested in good faith and on substantial grounds and is dismissed or withdrawn within 30 days of the presentation of the petition; or

(vi)	a Relevant Person petitions a court, or presents any proposal for, any form of judicial or non-judicial suspension or deferral of payments, reorganisation of its debt (or certain of its debt) or arrangement with all or a substantial proportion (by number or value) of its creditors or of any class of them or any such suspension or deferral of payments, reorganisation or arrangement is effected by court order, contract or otherwise; or

(vii)	any meeting of the members or directors of a Relevant Person is summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iii), (iv), (v) or (vi) above; or

(viii)	in a Pertinent Jurisdiction other than England, any event occurs or any procedure is commenced which, in the opinion of the Lender, is similar to any of the foregoing; or
(h)	the Borrower ceases or suspends carrying on its business or a part of its business which, in the opinion of the Lender, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:
(i)	for the Borrower or any other Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Lender considers material under a Finance Document; or

(ii)	for the Lender to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or
(j)	any official consent necessary to enable the Borrower to own, operate or charter the Ship or to enable the Borrower or any other Security Party to comply with any provision which the Lender considers material of a Finance Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)	it appears to the Lender that, without its prior consent, a change has occurred or probably has occurred after the date of this Agreement (other than pursuant to Clause 10.19) in the ownership of any of the shares in the Borrower or any other Security Party or in the ultimate control of the voting rights attaching to any of those shares; or

(l)	any provision which the Lender considers material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(m)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(n)	any other event occurs or any other circumstances arise or develop including, without limitation:
(i)	a change in the financial position, state of affairs or prospects of the Borrower, the Corporate Guarantor or the Group; or

(ii)	any accident or other event involving the Ship or another vessel owned, chartered or operated by a Relevant Person in the light of which the Lender considers that there is a significant risk that the Borrower or any other Security Party is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due.
18.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default:

(a)	the Lender may:
(i)	serve on the Borrower a notice stating that the obligations of the Lender to the Borrower under this Agreement are terminated; and/or

(ii)	serve on the Borrower a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)	take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii) above, the Lender is entitled to take under any Finance Document or any applicable law; and/or
(b)	the Lender may take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii) above, the Lender is entitled to take under any Finance Document or any applicable law.

18.3	Termination of obligations. On the service of a notice under Clause 18.2(a), all the obligations of the Lender to the Borrower under this Agreement shall terminate.

18.4	Acceleration of Loan. On the service of a notice under Clause 18.2(b), the Loan, all accrued interest and all other amounts accrued or owing from the Borrower or any other Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

18.5	Multiple notices; action without notice. The Lender may serve notices under Clause 18.2 (a) and (b) simultaneously or on different dates and it may take any action referred to in Clause 18.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

18.6	Exclusion of Lender liability. Neither the Lender nor any receiver or manager appointed by the Lender, shall have any liability to the Borrower or a Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset;

except that this does not exempt the Lender or a receiver or manager from liability for losses shown to have been caused directly and mainly by the dishonesty or the wilful misconduct of the Lender’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

18.7	Interpretation. In Clause 18.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 18.1(g) “petition” includes an application.

19	FEES AND EXPENSES

19.1	Restructuring fee. The Borrower shall pay to the Lender a non-refundable restructuring fee of $225,000 payable as follows:

(a)	$112,500, on the date of the Deed of Novation, Amendment and Restatement; and

(b)	$112,500, on the date falling 6 months after the date of the Deed of Novation, Amendment and Restatement.

19.2	Costs of negotiation, preparation etc. The Borrower shall pay to the Lender on its demand the amount of all expenses incurred by the Lender in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

19.3	Costs of variation, amendments, enforcement etc. The Borrower shall pay to the Lender, on the Lender’s demand, the amount of all expenses incurred by the Lender in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lender under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 14 or any other matter relating to such security;

(d)	the opinions of the independent insurance consultant referred to in paragraph 6 of Part B of Schedule 2; or

(e)	any step taken by the Lender with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (e) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

19.4	Documentary taxes. The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Lender’s demand, fully indemnify the Lender against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrower to pay such a tax.

19.5	Certification of amounts. A notice which is signed by an authorised officer of the Lender, which states that a specified amount, or aggregate amount, is due to that Lender under this Clause 19 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

20	INDEMNITIES

20.1	Indemnities regarding borrowing and repayment of Loan. The Borrower shall fully indemnify the Lender on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Lender, or which the Lender reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	the Loan not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)	any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 6; and

(d)	the occurrence and/or continuance of an Event of Default and/or the acceleration of repayment of the Loan under Clause 18,

and in respect of any tax (other than tax on its overall net income) for which the Lender is liable in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under any Finance Document.

20.2	Breakage costs. Without limiting its generality, Clause 20.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by the Lender:

(a)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Loan and/or any overdue amount (or an aggregate amount which includes the Loan or any overdue amount); and

(b)	in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender) to hedge any exposure arising under this Agreement or a number of transactions of which this Agreement is one.

20.3	Miscellaneous indemnities. The Borrower shall fully indemnify the Lender on its respective demands in respect of all claims, demands, proceedings, liabilities, taxes, losses and expenses of every kind (“liability items”) which may be made or brought against, or incurred by, the Lender in any country, in relation to:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Lender or by any receiver appointed under a Finance Document;

(b)	any other event, matter or question which occurs or arises at any time during the Security Period and which has any connection with, or any bearing on, any Finance Document, any payment or other transaction relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created (or intended to be created) by a Finance Document, other than liability items which are shown to have been caused by the gross negligence or the wilful misconduct of the Lender’s or (as the case may be) the Lender’s own officers or employees.

Without prejudice to its generality, this Clause 20.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code, or any Environmental law.

20.4	Currency indemnity. If any sum due from the Borrower or any other Security Party to the Lender under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Borrower or any other Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment,

the Borrower shall indemnify the Lender against the loss arising when the amount of the payment actually received by the Lender is converted at the available rate of exchange into the Contractual Currency.

In this Clause 20.4, the “available rate of exchange” means the rate at which the Lender is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 20.4 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

20.5	Certification of amounts. A notice which is signed by two authorised officers of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21	NO SET-OFF OR TAX DEDUCTION

21.1	No deductions. All amounts due from the Borrower under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

21.2	Grossing-up for taxes. If the Borrower is required by law to make a tax deduction from any payment:

(a)	the Borrower shall notify the Lender as soon as it becomes aware of the requirement;

(b)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

(c)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that the Lender receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

21.3	Evidence of payment of taxes. Within one month after making any tax deduction, the Borrower shall deliver to the Lender documentary evidence satisfactory to the Lender that the tax had been paid to the appropriate taxation authority.

21.4	Exclusion of tax on overall net income. In this Clause 21 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on the Lender’s overall net income.

22	ILLEGALITY, ETC

22.1	Illegality. This Clause 22 applies if the Lender notifies the Borrower that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement or any of the other Finance Documents.

22.2	Notification and effect of illegality. On the Lender notifying the Borrower under Clause 22.1, the Lender’s obligation to make the Loan available to the Borrower shall terminate; and thereupon or, if later, on the date specified in the Lender’s notice under Clause 22.1 as the date on which the notified event would become effective the Borrower shall prepay the Loan in full in accordance with Clause 7.

22.3	Mitigation. If circumstances arise which would result in a notification under Clause 22.1 then, without in any way limiting the rights of the Lender under Clause 22.3, the Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the other Finance Documents to another office or financial institution not affected by the circumstances but the Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

23	INCREASED COSTS

23.1	Increased costs. This Clause 23 applies if the Lender notifies the Borrower that it considers that as a result of:

(a)	the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender’s overall net income); or

(b)	the effect of complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, is that the Lender (or a parent company of it) has incurred or will incur an “increased cost”, that is to say:
(i)	an additional or increased cost incurred as a result of, or in connection with, the Lender having entered into, or being a party to, this Agreement of funding or maintaining the Loan or performing its obligations under this Agreement, or of having outstanding all or any part of the Loan or other unpaid sums; or

(ii)	a reduction in the amount of any payment to the Lender under this Agreement or in the effective return which such a payment represents to the Lender or on its capital;

(iii)	an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Loan or (as the case may require) the proportion of that cost attributable to the Loan; or

(iv)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Lender under this Agreement, but not an item attributable to a change in the rate of tax on the overall net income of the Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 20.1 or by Clause 21.

For the purposes of this Clause 23.1 the Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class thereof) on such basis as it considers appropriate.

23.2	Payment of increased costs. The Borrower shall pay to the Lender, on the Lender’s demand, for the account of the Lender the amounts which the Lender from time to time notifies the Borrower that it has specified to be necessary to compensate the Lender for the increased cost.

23.3	Notice of prepayment. If the Borrower is not willing to continue to compensate the Lender for the increased cost under Clause 23.2, the Borrower may give the Lender not less than 14 days’ notice of their intention to prepay the Loan at the end of an Interest Period.

23.4	Prepayment. A notice under Clause 23.3 shall be irrevocable and on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the applicable Margin and the Mandatory Cost (if any).

23.5	Application of prepayment. Clause 7 shall apply in relation to the prepayment.

24	SET-OFF

24.1	Application of credit balances. The Lender may without prior notice:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of the Lender in or towards satisfaction of any sum then due from the Borrower to the Lender under any of the Finance Documents; and

(b)	for that purpose:
(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Lender considers appropriate.
24.2	Existing rights unaffected. The Lender shall not be obliged to exercise any of its rights under Clause 24.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which the Lender is entitled (whether under the general law or any document).

24.3	No Security Interest. This Clause 24 gives the Lender a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.

25	TRANSFERS AND CHANGES IN LENDING OFFICES

25.1	Transfer by Borrower. The Borrower may not transfer, novate or assign any of its rights, liabilities or obligations under any Finance Document.

25.2	Assignment by Lender. The Lender may assign or transfer (at the Lender’s cost) all or any of the rights and interests which it has under or by virtue of the Finance Documents by giving notice to the Borrower.

25.3	Rights of assignee. In respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document, or any misrepresentation made in or in connection with a Finance Document, a direct or indirect assignee of any of the Lender’s rights or interests under or by virtue of the Finance Documents shall be entitled to recover damages by reference to the loss incurred by that assignee or, as the case may be, transferee as a result of the breach or misrepresentation irrespective of whether the Lender would have incurred a loss of that kind or amount.

25.4	Sub-participation; subrogation assignment. The Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of the Borrower and the Lender may assign, in any manner and terms agreed by it, all or any part of those rights to an insurer or surety who has become subrogated to them.

25.5	Disclosure of information. The Lender may disclose to a potential assignee or sub-participant any information which the Lender has received in relation to the Borrower, any other Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature.

25.6	Change of lending office. The Lender may change its lending office by giving notice to the Borrower and the change shall become effective on the later of:

(a)	the date on which the Borrower receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

26	VARIATIONS AND WAIVERS

26.1	Variations, waivers etc. by Lender. A document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or the Lender’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax or telex, by the Borrower and the Lender and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

26.2	Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clause 26.1, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Lender (or any person acting on its behalf) shall result in the Lender (or any person acting on its behalf) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this or any other Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law;

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time

27	NOTICES

27.1	General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

27.2	Addresses for communications. A notice shall be sent:

(a)	to the Borrower:	c/o the Approved Manager
83, Akti Miaouli & Flessa Street
Piraeus 185 38
Greece

Fax No: +30 210 428 8501

(b)	to the Lender:	Woolgate Exchange
25 Basinghall Street
London EC 2V 5HA
United Kingdom

Fax No: +44 207 020 8116
Attention: Shipping
or to such other address as the relevant party may notify the Lender or, if the relevant party is the Lender, the Borrower, the Lender and the Security Parties.

27.3	Effective date of notices. Subject to Clauses 27.4 and 27.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

27.4	Service outside business hours. However, if under Clause 27.3 a notice would be deemed to be served:

(a)	on a day which is not a Business Day in the place of receipt; or

(b)	on such a Business Day, but after 5 p.m. local time;

the notice shall (subject to Clause 27.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

27.5	Illegible notices. Clauses 27.4 and 27.5 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

27.6	Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

27.7	English language. Any notice under or in connection with a Finance Document shall be in English.

27.8	Meaning of “notice”. In this Clause 27 “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

28	SUPPLEMENTAL

28.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to the Lender are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

28.2	Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

28.3	Counterparts. A Finance Document may be executed in any number of counterparts.

28.4	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

29	LAW AND JURISDICTION

29.1	English law. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

29.2	Exclusive English jurisdiction. Subject to Clause 29.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

29.3	Choice of forum for the exclusive benefit of the Lender. Clause 29.2 is for the exclusive benefit of the Lender, each of which reserves the right:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a Dispute.

29.4	Process Agent. The Borrower irrevocably appoints HFW Nominees Limited at its office for the time being, presently at Friary Court, 65 Crutched Friars, London EC3N 2AE, England to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

29.5	Lender’s rights unaffected. Nothing in this Clause 29 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

29.6	Meaning of “proceedings”. In this Clause 29, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

EXECUTION PAGE
BORROWER

SIGNED by Michail Zolotas	)	/s/ Michail Zolotas
for and on behalf of	)
GRAND VICTORIA PTE. LTD.	)
in the presence of: Katerina Naoum	)	/s/ Katerina Naoum

LENDER

SIGNED by Alexia Hatzimichalis	)	/s/ Alexia Hatzimichalis
for and on behalf of	)
WESTLB AG, LONDON BRANCH	)
in the presence of: Katerina Naoum	)	/s/ Katerina Naoum

SCHEDULE 1
DRAWDOWN NOTICE

To:	WEST LB AG, LONDON BRANCH
Woolgate Exchange
25 Basinghall Street
London EC2V 5HA
England
Attention: Shipping
2010
DRAWDOWN NOTICE
1	We refer to the loan agreement (the “Loan Agreement”) dated 16 October 2007 (as novated, amended and restated by the Deed of Novation, Amendment and Restatement dated [●] 2010) and made between ourselves, as Borrower, and yourselves, as Lender, in connection with a facility of up to $27,500,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow the Loan as follows:

(a)	Amount of Loan: $[●].

(b)	Drawdown Date: [ ] 200[●].

(c)	Duration of the first Interest Period shall be [●] months;

(d)	Payment instructions : account of [●] and numbered [●] with [●] of [●].

3	We represent and warrant that:

(a)	the representations and warranties in Clause 9 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing;

(b)	no Event of Default has occurred or will result from the borrowing of the Loan.

4	This notice cannot be revoked without the prior consent of the Lender.

For and on behalf of
GRAND VICTORIA PTE. LTD.

SCHEDULE 2
CONDITION PRECEDENT DOCUMENTS
PART A
The following are the documents referred to in Clause 8.1(a).
1	A duly executed original of this Agreement, the Deed of Novation, Amendment and Restatement, the Corporate Guarantee, the Indemnity and Undertaking by Grandunion and the Accounts Pledge (and of each document required to be delivered pursuant thereto).

2	Copies of the certificate of incorporation and constitutional documents of the Borrower and each Security Party.

3	Copies of resolutions of the shareholders and directors of the Borrower and each Security Party authorising the execution of each of the Finance Documents referred to at paragraph 1 above to which the Borrower and that Security Party is a party and, in the case of the Borrower, authorising named officers to give the Drawdown Notice and other notices under this Agreement.

4	The original of any power of attorney under which any Finance Document referred to at paragraph 1 above is executed on behalf of the Borrower and each Security Party.

5	Copies of all consents which the Borrower or any other Security Party requires to enter into, or make any payment under, any Finance Document.

6	The originals of any mandates or other documents required in connection with the opening of operation of each of the Earnings Account and the Holding Account and in relation to the Lender’s “know your customer” regulations (whether in connection with the opening of the each of the Earnings Account and the Holding Account or otherwise).

7	Evidence that the Borrower is a wholly-owned indirect subsidiary of Grandunion.

8	Documentary evidence that the agent for service of process named in Clause 29 has accepted its appointment.

9	Favourable legal opinions from lawyers appointed by the Lender on such matters concerning the laws of Singapore, the Republic of the Marshall Islands, Bermuda and such other relevant jurisdictions as the Lender may require.

10	If the Lender so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Lender.

PART B
The following are the documents referred to in Clause 8.1(b).
1	A duly executed original of each of the Mortgage, the Deed of Covenant, the General Assignment, the Charterparty Assignment and the Shares Pledge Option Agreement, the Indemnity and Undertaking by Newlead (and of each document to be delivered pursuant to each of them).

2	Documentary evidence that:

(a)	the Ship is definitively and permanently registered in the name of the Borrower under the Singapore flag;

(b)	the Ship is in the absolute and unencumbered ownership of the Borrower save as contemplated by the Finance Documents to which the Borrower is a party;

(c)	the Ship maintains the highest class available for vessels of the same type, age and characteristics as the Ship with a classification society, approved by the Lender, which is a member of IACS, free of any outstanding or overdue recommendations and conditions of such classification society affecting the Ship’s class (other than outstanding recommendations and conditions notified to the lender in the writing prior to the date of this Agreement;

(d)	the Mortgage has been duly registered against the Ship as a valid first priority ship mortgage in accordance with the laws of Singapore; and

(e)	the Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.

3	Documents establishing that the Ship is or will be managed by the Approved Manager on terms acceptable to the Lender, together with:

(a)	the Approved Manager’s Undertaking in relation to the Ship duly signed by the Approved Manager;

(b)	copies of the Approved Manager’s document of compliance (DOC) and the safety management certificate (SMC) in respect of the Ship referred to in paragraph (a) of the definition of the ISM Code Documentation certified as true and in effect by the Borrower and the Approved Manager; and

(c)	a copy of the International Ship Security Certificate in respect of the Ship certified as true and in effect by the Borrower and the Approved Manager.

4	A copy of the Approved Charter.

5	Two valuations of the Ship (at the cost of the Borrower), each from an Approved Broker dated not earlier than 10 days before the Drawdown Date and prepared in accordance with Clause 14.4.

6	Favourable opinions from an independent insurance consultant acceptable to the Lender on such matters relating to the insurances for the Ship as the Lender may require.

7	Favourable legal opinions from lawyers appointed by the Lender on such matters concerning the laws of Singapore and such other relevant jurisdictions as the Lender may require.

Every copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the Borrower.

SCHEDULE 3
MANDATORY COST FORMULA
1	The Mandatory Cost is an addition to the interest rate to compensate the Lender for the cost of compliance with (a) the requirements of the Financial Services Authority (or any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2	On the first day of each Interest Period (or as soon as possible thereafter) the Lender shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for the Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Lender and will be expressed as a percentage rate per annum.

3	The Additional Cost Rate for the Lender lending from a lending office in a Participating Member State will be the percentage certified by the Lender to be its reasonable determination of the cost of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4	The Additional Cost Rate for the Lender lending from a lending office in the United Kingdom will be calculated by the Lender as follows:

E x 0.01	per cent. per annum
300
Where:
E	is designed to compensate the Lender for amounts payable under the Fees Rules and is calculated by the Lender as being the average of the most recent rates of charge supplied to the Lender pursuant to paragraph 6 below and expressed in pounds per £1,000,000.
5	For the purposes of this Schedule:

(a)	“Special Deposits” has the meaning given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(a)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(b)	“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union; and

(c)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6	If the Lender is lending from a lending office in the United Kingdom shall, as soon as practicable after publication by the Financial Services Authority, calculate, the rate of charge payable by the Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by the Lender as being the average of the Fee Tariffs applicable to the Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of the Lender.

7	The Lender shall confirm the jurisdiction of its lending office on or prior to the date on which it makes available the Loan:

8	Unless a Lender notifies to the contrary, the Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

9	Any determination by the Lender pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to the Lender shall, in the absence of manifest error, be conclusive and binding on all parties.
The Lender may from time to time, after consultation with the Borrower determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on the Borrower.